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                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         A.   Name:

                   Lincoln Life Flexible Premium Variable Life Account M

         B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                   1300 South Clinton Street
                   P.O. Box 1110
                   Fort Wayne, IN 46801

         C.   Telephone Number (including area code):

                   1-800-348-0851

         D.   Name and Address of Agent for Service of Process:

                   Jack D. Hunter, Esq.
                   200 East Berry Street
                   Fort Wayne, IN 46802

              Copies to:

                   Kimberly J. Smith, Esq.
                   Sutherland, Asbill & Brennan LLP
                   1275 Pennsylvania Avenue, N.W.
                   Washington, DC 20004

                   Jeremy Sachs, Esq.
                   1300 South Clinton Street
                   P.O. Box 1110
                   Fort Wayne, IN 46801

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         E.   Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes  /X/                 No

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Fort Wayne and State of Indiana on this 15th day of December, 1997.




                                  LINCOLN LIFE FLEXIBLE PREMIUM
                                  VARIABLE LIFE ACCOUNT M


                                  By:  /s/ Jon A. Boscia
                                       ----------------------------------------
                                       Jon A. Boscia, President




Attest:

/s/ Charles L. Edris
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